EXHIBIT 21
SUBSIDIARIES OF
ALLBRITTON COMMUNICATIONS COMPANY


KATV, LLC

KTUL, LLC

WSET, Incorporated

Allfinco, Inc.

Harrisburg Television, Inc.

TV Alabama, Inc.

WCIV, LLC

Allbritton Television Productions, Inc.

Allbritton News Bureau, Inc.